SPICER JEFFRIES LLP

Certified Public Accountants

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to the reference to our firm as the “independent registered public accounting firm” in the Prospectus and the Statement of Additional Information of USCF Gold Strategy Plus Income Fund.

Denver, Colorado

October 27, 2021